PRICING SUPPLEMENT No. WFC248 dated April 16, 2024 (To Product Supplement No. WF1, the Prospectus Supplement and the Prospectus, each dated December 20, 2023)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898
Royal Bank of Canada Senior Global Medium-Term Notes, Series J Equity Linked Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

■      Linked to the common stock of Humana Inc. (the "Underlying Stock")
■     Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the performance of the Underlying Stock
■     Automatic Call. If the stock closing price of the Underlying Stock on the call date occurring approximately one year after issuance is greater than or equal to the starting price, the securities will be automatically called for the face amount plus a call premium of 11.75% of the face amount
■     Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be greater than, equal to or less than the face amount depending on the ending price of the Underlying Stock as follows:
■    If the ending price is greater than the starting price, you will receive the face amount plus a positive return equal to 150% of the percentage increase in the price of the Underlying Stock from the starting price
■     If the ending price is less than the starting price but not by more than the buffer amount of 15%, you will receive the face amount
■     If the ending price is less than the starting price by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount
■      Investors may lose up to 85% of the face amount
■      If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Underlying Stock beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Underlying Stock at the upside participation rate
■      All payments on the securities are subject to credit risk, and you will have no ability to pursue the issuer of the Underlying Stock for payment; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment
■      No periodic interest payments or dividends
■      No exchange listing; designed to be held to maturity

Our initial estimated value of the securities as of the pricing date was $957.70 per $1,000 in principal amount, which is less than the public offering price. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See "Estimated Value of the Securities" for further information.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page S-3 of the accompanying product supplement.
The securities are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the securities are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Security	$1,000.00	$25.75	$974.25
Total	$1,550,000.00	$39,912.50	$1,510,087.50
(1)
Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See "Terms of the Securities—Agent" and "Estimated Value of the Securities" in this pricing supplement for further information.

(2)
In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC ("RBCCM"), may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Terms of the Securities

Issuer:	Royal Bank of Canada (the "Bank").
Market Measure:	The common stock of Humana Inc. (the "Underlying Stock").
Pricing Date:	April 16, 2024.
Issue Date:	April 19, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a "security" are to a security with a face amount of $1,000.
Automatic Call:
If the stock closing price of the Underlying Stock on the call date is greater than or equal to the starting price, the securities will be automatically called, and on the call settlement date, you will receive the face amount per security plus the call premium.
If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Underlying Stock beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Underlying Stock at the upside participation rate.
If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date.  You will not receive any notice from us if the securities are automatically called.

Call Date:	April 21, 2025, subject to postponement.
Call Premium:	11.75% of the face amount, or $117.50 per $1,000 face amount of the securities
Call Settlement Date:	Three business days after the call date (as the call date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Maturity Payment Amount:
If the securities are not automatically called on the call date, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per security will equal:
•      if the ending price is greater than the starting price: $1,000 plus:
$1,000 × underlying stock return × upside participation rate
•      if the ending price is less than or equal to the starting price, but is greater than or equal to the threshold price: $1,000; or
•      if the ending price is less than the threshold price:
$1,000 + [$1,000 × (underlying stock return + buffer amount)]

If the securities are not automatically called, and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

Stated Maturity Date:	April 21, 2027, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Price:	$317.52, the stock closing price of the Underlying Stock on the pricing date.
Stock Closing Price:
Stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Ending Price:	The "ending price" will be the stock closing price of the Underlying Stock on the final calculation day.
Threshold Price:	$269.892, which is equal to 85% of the starting price.
Buffer Amount:	15%.

PRS-2

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Upside Participation Rate:	150%.
Underlying Stock Return:	The "underlying stock return" is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Final Calculation Day:	April 16, 2027, subject to postponement.
Market Disruption Events and Postponement Provisions:
The call date and the final calculation day are subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the call payment date and the stated maturity date will be postponed if the call date or the final calculation day, as applicable, is postponed and will be adjusted for non-business days.
For more information regarding adjustments to the call date, the final calculation day, the call settlement date, and the stated maturity date, see "General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure" and "—Payment Dates" in the accompanying product supplement. For purposes of the product supplement, each of the call date and the final calculation day is a “calculation day,” and the call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events" in the accompanying product supplement.

Calculation Agent:	RBC Capital Markets, LLC ("RBCCM")
Material Tax Consequences:
For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see "United States Federal Tax Considerations" below, and the section "United States Federal Tax Considerations" in the product supplement. For a discussion of the material Canadian federal income tax consequences relating to the securities, please see the section of the product supplement, "Canadian Federal Income Tax Consequences."

Agent:
Wells Fargo Securities, LLC ("WFS"). The agent will receive the agent discount set forth on the cover page of this document.  The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS's affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.
In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBCCM, may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
WFS and/or RBCCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	78017FST1
Terms Incorporated in the Master Note:
All of the terms of the securities appearing in this section “Terms of the Securities," the applicable terms appearing under the caption “General Terms of the Securities" in the product supplement WF1, the applicable terms included in the Series J MTN prospectus supplement and the prospectus, each dated December 20, 2023, are incorporated into the master global security that represents the securities and is held by The Depository Trust Company.

PRS-3

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Additional Information About the Issuer and the Securities
You should read this pricing supplement together with product supplement No. WF1, the prospectus supplement and the prospectus, each dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these securities are a part. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.
When we refer to "we," "us" or "our" in this pricing supplement, we refer to Royal Bank of Canada.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. WF1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058587/ef20016916_424b5.htm
•	Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
•	Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section "Documents Incorporated by Reference" on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

PRS-4

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Estimated Value of the Securities
Our estimated initial value of the securities, which is set forth on the cover page of this pricing supplement, is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities.  Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the Underlying Stock, interest rates and volatility, and the expected term of the securities.
The securities are our debt securities.  As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  This relatively lower implied borrowing rate, which is reflected in the economic terms of the securities, along with the agent discount and commission and hedging and other costs associated with the securities, reduced the initial estimated value of the securities at the time their terms were set.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent and/or one of our subsidiaries.  The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the securities.  The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.  Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.
Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the securities will generally reflect the agent’s estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of three months after the original issue date, the price at which the agent may purchase the securities is expected to be higher than the price that would be determined based on the agent’s valuation at that time less the bid-ask spread and hedging unwind costs referenced above.  This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s valuation of the securities less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent continues to make a market in the securities, the prices that it would pay for them are expected to reflect the agent’s estimated value, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the securities shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the securities at that time.

PRS-5

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Investor Considerations
The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:
◾	seek a fixed return equal to the call premium if the securities are automatically called on the call date;
◾	understand that the securities may be automatically called prior to the stated maturity and that the term of the securities may be as short as approximately one year;
◾	seek 150% leveraged exposure to the upside performance of the Underlying Stock if the securities are not automatically called and the ending price is greater than the starting price;
◾	desire to limit downside exposure to the Underlying Stock through the buffer amount;
◾
are willing to accept the risk that, if the securities are not automatically called and the ending price is less than the starting price by more than the buffer amount, they will lose some, and possibly up to 85%, of the face amount per security at maturity;

◾	are willing to forgo interest payments on the securities and dividends paid on the Underlying Stock; and
◾	are willing to hold the securities until maturity or automatic call.
The securities may not be an appropriate investment for investors who:
◾	seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;
◾	seek a security with a fixed term;
◾	are unwilling to accept the risk that the securities will not be automatically called and the ending price of the Underlying Stock may decrease from the starting price by more than the buffer amount;
◾	seek full return of the face amount of the securities at stated maturity;
◾	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price , as set forth on the cover page of this pricing supplement;
◾	seek current income over the term of the securities;
◾	are unwilling to accept the risk of exposure to the Underlying Stock;
◾	seek exposure to the Underlying Stock but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;
◾	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the Underlying Stock; or
◾	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled "The Underlying Stock" below.

PRS-6

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Determining Timing and Amount of Payment on the Securities
Whether the securities are automatically called on the call date for the call premium will each be determined based on the stock closing price of the Underlying Stock on the call date as follows:
If the securities have not been automatically called, then on the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Selected Risk Considerations
The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.
Risks Relating To The Terms And Structure Of The Securities
If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.
If the securities are not automatically called, we will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending price relative to the starting price and the other terms of the securities. Because the price of the Underlying Stock will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.
If the securities are not automatically called and the ending price is less than the threshold price, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Underlying Stock in excess of the buffer amount. The threshold price is 85% of the starting price. As a result, if the ending price is less than the threshold price, you will lose some, and possibly up to 85%, of the face amount per security at maturity. This is the case even if the price of the Underlying Stock is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.
If the securities are not automatically called, even if the ending price is greater than the starting price, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Royal Bank of Canada or another issuer with a similar credit rating with the same stated maturity date.
If The Securities Are Automatically Called, Your Return Will Be Limited to the Call Premium.
If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Underlying Stock beyond the call premium, which may be significant. Accordingly, if the securities are automatically called, the return on the securities may be less than the return in a direct investment in the Underlying Stock. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Underlying Stock at the upside participation rate.
You Will Be Subject To Reinvestment Risk.
If your securities are automatically called, the term of the securities may be reduced to as short as approximately one year.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.
No Periodic Interest Will Be Paid On The Securities.
No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."
The Securities Are Subject To Credit Risk.
The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the issuer of the Underlying Stock for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.
Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.
The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service (the "IRS") or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder

PRS-8

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled “U.S. Federal Tax Considerations” in this pricing supplement, the section entitled “Tax Consequences–United States Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Canadian Taxation” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.
The call date or the final calculation day will be postponed if the originally scheduled call date or final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that day. If such a postponement occurs with respect to the call date, then the call settlement date will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
Our Initial Estimated Value Of The Securities Is Less Than The Original Offering Price.
Our initial estimated value of the securities is less than the original offering price of the securities. This is due to, among other things, the fact that the original offering price of the securities reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the original offering price of the agent discount and commission and hedging and other costs associated with the securities. The price, if any, at which you may sell the securities prior to maturity may be less than the original offering price and our initial estimated value.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the original offering price and, subject to the discussion in the next paragraph, will be less than our initial estimated value. This is because any such sale price would not be expected to include the agent discount and commission or hedging or other costs associated with the securities, including the estimated profit that we, our affiliates, and/or any of our hedging counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions. In addition, the value of the securities determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the securities and determine the initial estimated value. As a result, the secondary market price of the securities will be less than if the internal funding rate was used. These factors, together with various credit, market and economic factors over the term of the securities, and, potentially, changes in the price of the Underlying Stock, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Moreover, we expect that any secondary market price will be based on WFS's valuation of the securities, which may differ from (and may be lower than) the valuation that we would determine for the securities at that time based on the methodology by which we determined the initial estimated value set forth on the cover page of this document.
For a limited period of time after the original issue date, WFS may purchase the securities at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your securities is expected to decline.
The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
The Initial Estimated Value Of The Securities Is An Estimate Only, Calculated As Of The Time The Terms Of The Securities Were Set.
Our initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including WFS in connection with determining any secondary market price for the securities, may value the securities or similar securities at a price that is significantly different than we do.

PRS-9

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from our initial estimated value of your securities.
The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the securities prior to stated maturity will be affected by the then-current prices of the Underlying Stock, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the "derivative component factors," and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: the performance of the Underlying Stock; interest rates; volatility of the Underlying Stock; time remaining to maturity; and the dividend yield of the Underlying Stock. When we refer to the "value" of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.
In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, your return will be limited to the call premium, and you will not receive the potentially higher payment that may have been paid if you had held the securities until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Underlying Stock. Because numerous factors are expected to affect the value of the securities, changes in the price of the Underlying Stock may not result in a comparable change in the value of the securities.
The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.
Our broker-dealer subsidiary, RBCCM, does not expect to make a market in the securities.  If RBCCM determines that the agent is unable or unwilling to make a market in the securities at any time, RBCCM may, but is not obligated to, make a market in the securities at that time.  If RBCCM makes a market in the securities at any time, its valuation of the securities may differ from the agent’s valuation, and consequently the price at which it may be willing to purchase the securities may differ from (and be lower than) the price at which the agent would have purchased the securities at that time.
Risks Relating To The Underlying Stock
The Securities Will Be Subject To Single Stock Risk.
The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer (the “Underlying Stock Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.
Whether The Securities Will Be Automatically Called And The Payment At Stated Maturity Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.

•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

PRS-10

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

•	Changes That Affect The Underlying Stock May Adversely Affect the Value Of The Securities, Whether They Will Be Automatically Called And The Payment At Stated Maturity.
•	We, The Agent And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.
•	We, The Agent And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.
•	You Have Limited Anti-dilution Protection.
Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.
•
The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. RBCCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, RBCCM will determine the prices of the Underlying Stock and make any other determinations necessary to calculate any payments on the securities. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events" and "—Adjustment Events" in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and RBCCM's determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.
•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Underlying Stock.
•	Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the price of the Underlying Stock.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.
•
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-11

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price are set forth under "Terms of the Securities" above. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information set forth below. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Call Premium:	11.75% of the face amount ($117.50 per security)
Upside Participation Rate:	150%
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$85.00 (85% of the hypothetical starting price)
Buffer Amount:	15%
Hypothetical Payout Profile

PRS-12

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Hypothetical Returns
If the securities are automatically called:
If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus the call premium, resulting in a pre-tax total rate of return of 11.75%.
Hypothetical ending price	Hypothetical underlying stock return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$175.00	75.00%	$2,125.00	112.50%
$150.00	50.00%	$1,750.00	75.00%
$140.00	40.00%	$1,600.00	60.00%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$84.00	-16.00%	$990.00	-1.00%
$80.00	-20.00%	$950.00	-5.00%
$70.00	-30.00%	$850.00	-15.00%
$60.00	-40.00%	$750.00	-25.00%
$50.00	-50.00%	$650.00	-35.00%
$25.00	-75.00%	$400.00	-60.00%
$0.00	-100.00%	$150.00	-85.00%
(1)	The underlying stock return is equal to the percentage change from the starting price to the ending price (i.e., the ending price minus the starting price, divided by the starting price).
(2)
The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000 (i.e., the maturity payment amount per security minus $1,000, divided by $1,000).

PRS-13

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity
Example 1. The stock closing price of the Underlying Stock on the call date is greater than the starting price, and the securities are automatically called on the call date:
The Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical closing price on call date:	$125.00
Because the hypothetical closing price of the Underlying Stock on the call date is greater than the hypothetical starting price, the securities are automatically called on the call date and you will receive on the call settlement date the face amount of your securities plus a call premium of 11.75% of the face amount. Even though the Underlying Stock appreciated by 25% from its starting price to its closing price on the call date in this example, your return is limited to the call premium of 11.75%.
On the call settlement date, you would receive $1,117.50 per security.
Example 2. The securities are not automatically called. The maturity payment amount is greater than the face amount:
The Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical closing price on the call date:	$75.00
Hypothetical ending price:	$110.00
Hypothetical threshold price:	$85.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	10.00%
Because the hypothetical closing price of the Underlying Stock on the call date is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to:
$1,000 × underlying stock return × upside participation rate
$1,000 × 10.00% × 150.00%
= $150.00
On the stated maturity date you would receive $1,150.00 per security.

Example 3. The securities are not automatically called. Maturity payment amount is equal to the face amount:
The Underlying Stock
Hypothetical starting price:	100.00
Hypothetical closing price on the call date:	75.00
Hypothetical ending price:	95.00
Hypothetical threshold price:	$85.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	-5.00%
Because the hypothetical closing price of the Underlying Stock on the call date is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is less than the hypothetical starting price, but not by more than the buffer amount, you would not lose any of the face amount of your securities.
On the stated maturity date you would receive $1,000.00 per security.

Example 4. The securities are not automatically called. Maturity payment amount is less than the face amount:

PRS-14

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

The Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical closing price on the call date:	$75.00
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$85.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	-50.00%
Because the hypothetical closing price of the Underlying Stock on the call date is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is less than the hypothetical starting price by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:
$1,000 + [$1,000 × (underlying stock return + buffer amount)]
$1,000 + [$1,000 × (-50.00% + 15%)]
= $650.00
On the stated maturity date you would receive $650.00 per security.

PRS-15

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

The Underlying Stock
According to publicly available information, Humana Inc. (“Humana”) operates as a managed health care company. The company offers coordinated health care through health maintenance organizations, point-of-service plans, and administrative services products. The company offers its products to employer groups, government-sponsored plans, and individuals. Information filed by Humana with the SEC can be located by reference to its SEC file number: 001-05975, or its CIK Code: 49071. Humana’s common stock is traded on the New York Stock Exchange under the ticker symbol “HUM”.
Historical Information
We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg Finance L.P. Professional® service (“Bloomberg”), without independent verification.  The historical prices below may have been adjusted by Bloomberg to reflect any stock splits, reverse stock splits or other corporate transactions.
The following graph sets forth daily closing prices of the Underlying Stock for the period from January 1, 2019 to April 16, 2024. The closing price of the Underlying Stock on April 16, 2024 was $317.52. The historical performance of the Underlying Stock should not be taken as an indication of its future performance during the term of the securities.

PRS-16

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

United States Federal Tax Considerations
The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Underlying Stock for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the IRS could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for the securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held its securities for more than one year. Non-U.S. holders should consult the section entitled "United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders" in the product supplement.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Stock or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-17

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
 Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the securities or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

PRS-18